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AMEX: HRT                                               Contact:  James E. Rouse
FOR IMMEDIATE RELEASE                                             (978) 345-5000
Website:  http://www.arthrt.com
November 4, 2002

                      Arrhythmia Research Technology, Inc.
             Announces Election of Directors and Appointment of CFO

Fitchburg, MA

     Arrhythmia Research Technology, Inc. (the "Company") today announced that at its Annual Meeting of Shareholders held November 1, 2002, Dr. Russell C. Chambers, a Director since 1982, and Mr. James E. Rouse, President and Chief Executive Officer, were elected as Directors of the Company for three-year terms. The Company also announced the appointment of Mr. David A. Garrison as Chief Financial Officer. Mr. Garrison recently joined the Company as Corporate Controller after nine years as Controller and Chief Financial Officer of H & R 1871, Inc., a privately held manufacturer of single-barrel shotguns.